Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward (877) 847-0009

Constellation Energy Partners Settles

Lawsuit With Former Sponsor;

Acquires Class C and Class D Interests

HOUSTON--(BUSINESS WIRE)—June 26, 2014--Constellation Energy Partners LLC (NYSE MKT: CEP) today reported that it has settled the lawsuit brought by Constellation Energy Partners Holdings, LLC (“CEPH”), a subsidiary of Exelon Corporation (NYSE: EXC), against CEP in the Court of Chancery of the State of Delaware (the “Exelon Litigation”).

In conjunction with the settlement, CEP has paid CEPH $1.65 million in exchange for all of the Class C member interests, also referred to as the “management incentive interests,” and Class D interests held by CEPH.  Together these account for all of the Class C and Class D interests issued by CEP.  Effective with the acquisition from CEPH, CEP cancelled the Class C and Class D interests.

As a result of the settlement, the settling parties agree to file a stipulation in the Court of Chancery of the State of Delaware seeking dismissal of the Exelon Litigation with prejudice.  The settlement agreement includes mutual releases among the settling parties.

"The acquisition of the Class C and Class D member interests through settlement of the Exelon Litigation represents a favorable outcome for CEP's unitholders," said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners.  "With these interests cancelled, CEP will be able to meaningfully consider and potentially propose a more typical MLP structure.  We look to continue building on the successes which have been realized since our involvement with Sanchez Oil & Gas Corporation and its affiliates."

About Constellation Energy Partners LLC

Constellation Energy Partners LLC (“CEP”) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets. The company’s proved reserves are located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas, and in Texas and Louisiana.

Additional information concerning CEP can be found on the company's Web site (http://www.constellationenergypartners.com).

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.